EXHIBIT 5.1

May 15, 2015

Rosetta Resources Inc.

1111 Bagby Street, Suite 1600

Houston, Texas 77002

Re:	Rosetta Resources Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary of Rosetta Resources Inc., a Delaware corporation (the “Company”), and have acted in my capacity as General Counsel of the Company in connection with the Registration Statement on Form S-8 of the Company (the “Registration Statement”), being filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed issuance of up to 5,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), pursuant to the Rosetta Resources Inc. 2015 Long-Term Incentive Plan (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

I have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as I have deemed appropriate for purposes of this letter. I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, and the conformity to authentic original documents of all copies submitted to me as conformed, certified or reproduced copies. I have also assumed that (i) valid book-entry notations for the issuance of the Shares in uncertificated form will have been duly made in the share register of the Company, (ii) each award agreement, if any, setting forth the terms of each award granted pursuant to the Plan is consistent with the Plan and will be duly authorized and validly executed and delivered by the parties thereto, (iii) at the time of each issuance of Shares, there will be sufficient shares of Common Stock authorized for issuance under the Company’s certificate of incorporation that have not otherwise been issued or reserved or committed for issuance and (iv) the price per share paid for Shares issued pursuant to the Plan will not be less than the par value of the Shares. As to various questions of fact relevant to this letter, I have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which I assume to be true, correct and complete.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations stated herein, I am of the opinion that:

1. In the case of Shares originally issued by the Company pursuant to the provisions of the Plan and following due authorization of a particular award thereunder by the Board of Directors of the Company or a duly constituted and authorized committee thereof as provided in and in accordance with the Plan, the Shares will be duly authorized by all necessary corporate action on the part of the Company.

2. Upon issuance and delivery of such Shares from time to time pursuant to the terms of the Plan for the consideration established pursuant to the terms and conditions of a particular award under the Plan, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board of Directors of the Company or a duly constituted and authorized committee thereof as provided therein, and, in the case of stock options, following the exercise thereof and payment for such Shares as provided therein, such Shares will be validly issued, fully paid and nonassessable.

I express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, including the statutory provisions contained therein and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws.

This opinion letter is limited to the matters expressly stated herein and is rendered by me solely in my capacity as an employee of the Company and not in my individual capacity. No opinion is to be inferred or implied beyond the opinion expressly set forth herein. I undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in law, a change in any fact relating to the Company or any other person or any other circumstance.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Nathan P. Murphy
Nathan P. Murphy
Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary